UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2007

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 POWELL STREET, SUITE 600 EMERYVILLE, CALIFORNIA (Address of principal executive offices)		94608 (Zip Code)

(510) 985-6700

(Company’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Departure of Officers

Effective July 31, 2007, David J. Teece has resigned from his positions as an executive officer and Chairman of the Board of the Registrant.  The Registrant’s board of directors has elected Garrett F. Bouton to serve as non-executive chairman, and has named Dr. Teece non-executive vice chairman of the board of directors.

Effective August 15, 2007, John C. Burke will resign from the position of Chief Financial Officer of LECG Corporation (the “Registrant”).  Mr. Burke will remain employed by the Registrant as a Managing Director responsible for the operational performance of an emerging practices sector that accounts for approximately 10% of the Registrant’s current revenues.  Mr. Burke will not be an officer of the Registrant following his resignation.

(c)           Appointment of Chief Financial Officer

On July 26, 2007, the Registrant’s board of directors appointed, Steven R. Fife, age 47, to the position of Executive Vice President, Chief Financial Officer and Assistant Secretary of the Registrant, effective August 15, 2007.  Mr. Fife joined the Registrant in May 2007, and currently serves as the Registrant’s Vice President of Finance.

On July 30, 2007, the Registrant entered into a definitive employment agreement with Mr. Fife, effective August 1, 2007.  Pursuant to this employment agreement, Mr. Fife will receive an annual base salary of $300,000, a one-time signing bonus of $75,000, and a guaranteed bonus of $75,000 for fiscal year 2007.  Mr. Fife is also eligible for an additional unspecified discretionary bonus, as determined by Registrant’s Compensation Committee in its sole discretion.  Mr. Fife will participate in the Registrant’s October 2006 Restricted Stock Program for senior executives, as amended (the “Program”), and will be eligible to receive annual grants of restricted common stock over the first five years of his employment with the Registrant for a total potential participation equal to 30,000 shares.  Mr. Fife will receive an initial grant of 6,000 shares under the Program on August 1, 2007.  Each grant will be made in accordance with the Program and will be subject to a right of repurchase in favor of the Registrant that expires ratably over three years.  Mr. Fife’s employment is “at will,” with no fixed term and no contractual severance obligations, other than in the event of a change in control.  If Registrant is subject to a change in control and Mr. Fife’s employment as Chief Financial Officer is not continued or is terminated by Registrant within twelve (12) months, other than for cause or as a result of a permanent disability; or if he elects not to continue as Chief Financial Officer (or any other executive officer position ) following a change in control event, then he will be entitled to a lump-sum cash payment equal to one (1) times his base salary plus the amount of any guaranteed bonus for the year in which the change in control event occurs.  Mr. Fife will also be excused from any obligation to pay back the signing bonus, and any unvested shares of restricted stock he holds on the date his employment terminates under the change in control provision will fully vest.

On July 30, 2007, the Registrant entered into its standard form of officer and director indemnification agreement with Mr. Fife, effective as of August 15, 2007.  The standard form of indemnification agreement appears at Exhibit 10.1 to the Registrant’s Form S-1/A filed on October 1, 2003.

Mr. Fife is a Certified Public Accountant in California, with extensive, global experience in corporate accounting, reporting and finance functions for public companies.  Prior to his service with the Registrant, Mr. Fife has served in senior finance and accounting positions with several public companies, including PMC Sierra, Gilead Sciences, Amkor Technologies, and JDS Uniphase.  Mr. Fife began his career as a Senior Audit Manager with Deloitte & Touche, where he served for nine years.  Mr. Fife holds a B.S. from Brigham Young University in Provo, Utah.

(e)           Modification of Restricted Stock Program

On July 26, 2007, the Compensation Committee of the Registrant’s board of directors (the “Committee”) approved the modification of the Restricted Stock Program for members of the Registrant’s senior management, established by the Committee on October 19, 2006 (the “Program”).

Under the Program, certain members of senior management, including the Registrant’s executive officers, were eligible to receive annual grants of 3,000 shares of the Registrant’s common stock pursuant to a Stock Purchase Right under the Registrant’s 2003 Stock Option Plan (a “Purchase Right”) over a five-year period, based on the Committee’s assessment of acceptable individual performance against established objectives.  Mr. Burke was eligible to receive annual grants of 5,000 shares pursuant to Purchase Rights over a three-year period, based on the Committee’s assessment of his individual performance against established objectives.

Under the modified Program (the “Modified Program”), (i) Mr. Fife is now included as a participant, (ii) Mr. Burke is eligible to receive (in addition to the initial grant of 5,000 shares he received in January 2007) an annual grant of 6,000 shares pursuant to a Purchase Rights over a two year period beginning in 2008, for a total of 17,000 shares, and (iii) the other participants are eligible to receive (in addition to any initial grants) an annual grant of 6,000 shares pursuant to Purchase Rights over a four year period beginning in 2008, for a total of 24,000 shares each.

Repurchase rights in favor of the Registrant for grants made prior to July 26, 2007 remain unchanged.  Under the Modified Program, new grants (including the grant to Mr. Fife described in Item 5.02(c) above) will vest ratably on an annual basis over a three year period.

All other terms of the Program, including the basis on which the Committee may make grants, remain unchanged under the Modified Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

By:	/s/ John C. Burke
John C. Burke Chief Financial Officer

Date:  July 31, 2007